EXHIBIT 10.13

ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

This Assignment, Assumption and Release Agreement (the “Agreement”) is entered into effective December 31, 2012 (the “Effective Date”) by and between SearchCore Inc., a Nevada corporation (the “Company”), Justin Hartfield, an individual (“Hartfield”), and RJM BV, a Dutch corporation (“RJM”).  Each of the Company, Hartfield, and RJM may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company has previously entered into that certain Secured Promissory Note between the Company and Hartfield, dated August 1, 2012 (the “Note”); that certain Pledge and Security Agreement between the Company and Hartfield, dated August 1, 2012 (the “Pledge and Security Agreement”); that certain Escrow Agreement between the Company and Hartfield, dated August 1, 2012 (the “Escrow Agreement”); that certain Consulting Agreement between the Company and Hartfield, dated August 1, 2012 (the “Consulting Agreement”); and that certain Global Securities Purchase, Consulting, and Resignation Agreement between the Company and Hartfield, dated July 31, 2012 (the “Global Agreement” and, together with the Note, Pledge and Security Agreement, Escrow Agreement, and the Consulting Agreement, the “Hartfield Agreements”);

WHEREAS, the Company and RJM entered into that certain Agreement and Plan of Reorganization dated December 11, 2012 (the “Agreement and Plan of Reorganization”), whereby the Company desires to sell and RJM desires to purchase all of the outstanding equity interests of WeedMaps Media, Inc. (“WeedMaps”);

WHEREAS, as partial consideration under the Agreement and Plan of Reorganization, the Company desires to assign to RJM, and RJM desires to assume from the Company, the Hartfield Agreements as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. As partial consideration under the Agreement and Plan of Reorganization, the Company hereby assigns to RJM, and RJM hereby assumes from the Company, the Hartfield Agreements as follows:

a. The Company assigns to RJM, and RJM assumes from the Company, any and all obligations of the Company contained in the Hartfield Agreements;

b. The Escrow Agreement and the Pledge and Security Agreement are hereby cancelled in their entirety and the collateral held pursuant thereto shall be released to the Company free and clear of any liens or other obligations arising from the Escrow Agreement and/or the Pledge and Security Agreement;

c. The Note is hereby modified so that it is no longer secured by any assets or collateral, but is instead an unsecured note.

2. Hartfield, and his agents, affiliates, predecessors, successors and assigns, hereby releases the Company, and each and all of its present and former agents, officers, directors, attorneys, and employees (collectively, the “Company Parties”), from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against the Company Parties as a result of the Hartfield Agreements.  This release of claims and defenses shall not alter the prospective duties between the Parties under this Agreement and the Agreement and Plan of Reorganization.

Hartfield expressly agrees and understands that the above releases will be effective as of the date of this Agreement, and its sole remedy against any the Company Parties regarding the Hartfield Agreements will be for breach of this Agreement and the Agreement and Plan of Reorganization.

Section 1542 Release. It is understood and agreed by Hartfield that all rights under Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor,”

are hereby expressly waived.  Hartfield acknowledges, agrees and understands the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder.  Hartfield understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if he should eventually suffer additional damages arising out of the subject matter hereof, he will not be permitted to make any claim for those damages.  Furthermore, all he acknowledges that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which he does not know exist, and which, if known, would materially affect his decision to execute this Agreement, regardless of whether his lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

“Company”	“RJM”

SearchCore, Inc.,	RJM BV,
a Nevada corporation	a Dutch corporation

/s/ James Pakulis	/s/ Mario Lap
By: James Pakulis	By: Mario Lap
Its: President and Chief Executive Officer	Its: President

“Hartfield”

/s/ Justin Hartfield
Justin Hartfield, an individual